EX-99.h.1.ii

AMENDMENT NO. 1 TO

SCHEDULE A

DELAWARE GROUP CASH RESERVE

SHAREHOLDER SERVICES AGREEMENT

APPLICABLE SERIES

EFFECTIVE AS OF JANUARY 5, 2016

Delaware Investments Ultrashort Fund

AGREED AND ACCEPTED:

DELAWARE INVESTMENTS FUND SERVICES COMPANY		DELAWARE GROUP CASH RESERVE for its series set forth in this Schedule A

By:	/s/ Michael F. Capuzzi	By:	/s/ Shawn K. Lytle
Name:	Michael F. Capuzzi	Name:	Shawn K. Lytle
Title:	Senior Vice President	Title:	President and Chief Executive Officer